Exhibit 10.19

***Certain information has been excluded from this exhibit because it is both (i) not material and (ii) the type that the registrant customarily and actually treats as private or confidential. Such omitted information is indicated by brackets (“[***]”) in this exhibit***

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and assumption Agreement (this “Agreement”) is dated as of October 30, 2018 (the “Effective Date”), by and between Aspen Biosciences, Inc., a Delaware corporation (“Assignee”), Summit for Stem Cell Foundation, a California public benefit corporation (“Summit”) and Mission Edge San Diego, a non-profit organization (“Mission Edge” and, together with Summit, “Assignor”). As used herein, each of Assignee, Summit and Mission Edge may be referred to as a “Party” and collectively, the “Parties”).

WHEREAS, Assignor desires to assign to Assignee and Assignee agrees to assume from Assignor, for consideration and upon the terms and conditions set forth herein, certain of the assets and liabilities of Assignor.

WHEREAS, certain capitalized terms used but not defined elsewhere in the text of this Agreement are defined in Annex I.

NOW, THEREFORE, pursuant to and in connection with the terms of this Agreement and the Ancillary Agreements, and in consideration of these promises, and for good and valuable consideration set forth herein and therein, the receipt and adequacy of which is hereby acknowledged, it is agreed that:

1.
Assignment of Assets. On the terms and subject to the conditions set forth in this Agreement, Assignor hereby grants, sells, conveys, transfers, sets over, delivers and assigns to Assignee, free and clear of all Liens (other than Permitted Liens), all of Assignors’ legal and equitable rights, privileges, title, interest and duties in and to the following assets (collectively, the “Assets”):
(a)
All of Assignor’s right, title and interest under the Contracts set forth on Schedule 1(a) (the “Assumed Contracts”), including, without limitation, any right to receive the benefit of all obligations thereunder, and the right to receive payment or goods and services thereunder, and to assert claims and take other rightful actions in respect of breaches, defaults and other violations thereunder;
(b)
All personal property, equipment, inventory and other assets related to the R&D Operations, including the assets set forth on Schedule 1(b) (the “Personal Property”);
(c)
All data and records related to the R&D Operations, including client and customer lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and, subject to legal requirements, copies of all personnel records (but excluding Summit’s donor list, mailing list, Facebook page, and URL);
(d)
All Intellectual Property Rights developed by employees, consultants, directors and contractors of Assignor in connection with the R&D Operations (subject to the rights of The Scripps Research Institute set forth in the License Agreement (as defined below));
(e)
All insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities;

(f)
All claims of the Assignor against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent;
(g)
Cash in the amount of [***];
(h)
All of the Assignor’s inventories, including office supplies and inventory, related to the R&D Operations; and
(i)
All Permits issued to or in the name of the Assignor necessary or in connection with the R&D Operations, to the extent transferrable;

Notwithstanding the foregoing, the transfer of Assets pursuant to this Agreement shall not include the assumption of any liability related to the Assets unless Assignee expressly assumes that liability pursuant to Section 2.

2.
Assumed Liabilities; Retained Liabilities.
(a)
Assumed Liabilities. As part of the consideration for the Assets, subject to Section 2(b), from and after the Closing (as defined below), the Parties acknowledge and agree that the Assignee shall assume and agree to pay, perform and discharge the obligations of the Assignor which accrue after the Closing with respect to (i) all obligations of the Assignor under the Assumed Contracts, but only to the extent such liability (A) arises after the Closing, (B) does not arise from any breach by the Assignor of any such Assumed Contract, (C) is not required to be performed on or prior to the Closing, and (D) does not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing that, with or without notice or lapse of time, would constitute or result in a breach of such Assumed Contract; (ii) all obligations under the Permits, in each case to the extent legally assigned to the Assignee; and (iii) any obligations arising out of or relating to the R&D Operations or the ownership or operation of the Assets after the Closing (collectively, the “Assumed Liabilities”). For the avoidance of doubt, the Assumed Liabilities include all duties, obligations and liabilities arising after the Closing contained in the Exclusive License Agreement, dated July 27, 2018, by and between The Scripps Research Institute and Summit (the “License Agreement”).
(b)
Retained Liabilities. Notwithstanding anything in this Agreement to the contrary, neither Assignee nor any of its Affiliates shall assume, and in no event shall be deemed to have assumed, any liability of the Assignor or any of its Affiliates whatsoever (collectively, the “Retained Liabilities”) other than as specifically set forth in Section 2(a). Notwithstanding any other provision of this Agreement, the obligations of the Assignor pursuant to this Section 2(b) shall survive the Closing and the transactions contemplated by this Agreement. To the extent the Assignee pays or satisfies any Retained Liability, the Assignor shall reimburse the Assignee promptly upon Assignor’s request and shall indemnify Assignee for any costs, expenses, fees or other liabilities associated with such payment or satisfaction.
3.
Issuance of Restricted Stock of Assignee. As part of the consideration for assignment of the Assets to Assignee, the Assignee shall at the Closing issue to Summit [***] shares of common stock (the “Shares”) of Assignee, par value $0.0001 per share, pursuant to a Restricted Stock Purchase Agreement in the form attached hereto as Exhibit A (the “Restricted Stock Purchase Agreement”).
4.
Closing Matters.
(a)
Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place by electronic communication, on the Business Day following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Section 4(b) and 4(c), or on such other date and at such other place agreed to by the Parties (the date on which the Closing occurs is referred to in this Agreement as the “Closing Date”). If the Closing has not occurred by November 30, 2018, then it shall not occur without the written consent of both Assignor and Assignee. If the Closing does not occur, all items held in escrow shall be returned to the Party from whom they originated.
(b)
Conditions to Obligations of the Assignee at the Closing. The obligations of the Assignee to consummate the Closing are subject to the execution and delivery of the Ancillary Agreements by Assignor and the other parties that are, as contemplated by this Agreement or the Ancillary Agreements, to become a party thereto, and the payment by Mission Edge or its designees of any consideration contemplated to be paid to the Hired Employees pursuant to the IP Assignment Agreements. Any condition specified in this Section 4(b) may be waived if consented to in writing by the Assignee.
(c)
Conditions to Obligations of the Assignor at the Closing. The obligations of the Assignor to consummate the Closing are subject to the execution and delivery of the Restricted Stock Purchase Agreement by Assignee, the execution and delivery of the Fairness Opinion, and the delivery of documentary evidence that Assignee has consummated a Qualified Financing. Any condition specified in this Section 4(c) may be waived if consented to in writing by Summit.
(d)
Assignment of Contracts and Further Conveyances. If, as of the Closing Date, any consent to the assignment of any Assumed Contract has not been obtained (each, an “Unassigned Contract”), the Parties agree and acknowledge that (a) this Agreement shall not constitute an assignment or attempted assignment of such Unassigned Contract, and (b) following the Closing, the Parties shall use their reasonable best efforts, and cooperate to obtain the requisite consent relating to such Assumed Contract as quickly as practicable following the Closing. Pending the obtaining of any such consent relating to any Unassigned Contract, the Parties shall cooperate with one another in any reasonable and lawful arrangements designed to provide the benefits and obligations of such Unassigned Contract to Assignee as if it had been assigned to and assumed by Assignee at the Closing Date (including, subcontracting, sub-licensing or subleasing to the Assignee, or the provision by Assignee of any services that may be required to be provided by the Assignor under such Unassigned Contract). If consent to the assignment and assumption of any Unassigned Contract is obtained, the Assignor shall promptly assign such Unassigned Contract to Assignee, and Assignee shall assume the obligations under such Unassigned Contract from and after the date of assignment to Assignee.
5.
Further Assurances. From time to time, as and when requested by any Party to this Agreement, the other Parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as the requesting Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, in any such case, at the requesting Party’s sole cost and expense.
6.
Employees. As soon as reasonably practicable following the consummation of a Qualified Financing, Assignee shall make offers of employment or offers to engage as independent contractors to the employees Mission Edge set forth on Schedule 6 (such individuals who accept the terms and conditions of such offer and who are employed or engaged by Assignee are hereinafter referred to as “Hired Employees” and the date of acceptance of such offers, the “Acceptance Date”). The Assignor agrees to terminate or transfer or cause to be terminated or transferred the service relationships of such employees effective as of the Acceptance Date. Commencing on the Acceptance Date, the Assignee shall be responsible for payment of all compensation of the Hired Employees. The Assignee shall at its discretion establish the initial terms and conditions of employment for all Hired Employees. For the avoidance of doubt, the Assignor shall remain solely responsible for (a) all employees that are not Hired Employees and (b) all compensation payable to service providers of Assignor accrued on or prior to the date of termination. Assignee is aware that the workers providing services for Assignor have been paid by Mission Edge, which has acted in a fiscal sponsor capacity.
7.
Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other Taxes, including any fees and/or any penalties and interest imposed thereon, which are incurred in connection with the sale, transfer or assignment of the Assets will be borne and timely paid by the Assignor.
8.
Publicity. Assignor hereby agrees that no announcement regarding Assignee or any affiliate of Assignee, or use of any Assignee’s name in any way, including but not limited to, a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or other materials otherwise available to the general public may be made without the prior written consent of Assignee, such consent not to be unreasonably withheld. Notwithstanding the foregoing, Summit and Assignee will work together in good faith to prepare a mutually agreed upon press release announcing the assignment of the License Agreement (but in no event shall such announcement disclose the terms and conditions of this Agreement, any financing of the Assignee or any other details regarding Assignee to the extent not otherwise approved by the Assignee) which Summit shall be permitted to publish on its website.
9.
Confidentiality. Each Party hereby covenants and agrees that such Party and its respective Affiliates shall at all times prior to and after the Closing, and from the Effective Date through the Closing shall keep confidential and not disclose to any other Person the terms of this Agreement or use for their own benefit or the benefit of any other Person any information regarding the other Party. The obligation of the Parties and their Affiliates under this Section 9 shall not apply to information which: (a) is or becomes generally available to the public without breach of the commitment provided for in this Section; (b) is required to be disclosed by law, order or regulation of a court or tribunal or government authority; provided, however, that the Party required to disclose such information shall notify the other Party as early as reasonably practicable prior to disclosure to allow such other Party to take appropriate measures to preserve the confidentiality of such information; or (c) the Assignee provides to potential investors, lenders or acquirers of the Assignee. Notwithstanding the forgoing, each Party and their respective employees, representatives and agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind that are provided to such Party or such person relating to such tax treatment and tax structure. Assignee acknowledges and agrees that Assignor has a duty to notify National Stem Cell Foundation regarding this transaction, provided that National Stem Cell Foundation shall be under an obligation to not disclose or otherwise use such information other than for internal record-keeping or administrative purposes.
10.
Assignor Representations and Warranties. Assignor represents and warrants that (i) Assignor is entitled to grant the rights under this Agreement, (ii) Assignor has good, marketable, and exclusive title to the Assets, subject to no mortgage, pledge, lien, license, lease, encumbrance, security interest, restriction on transfer, or similar charge of any kind, (iii) the execution and delivery of this Agreement, and the performance by Assignor of Assignor’s obligations pursuant to this Agreement, does not conflict with Assignor’s governing documents or any obligation or contract to which Assignor is bound, (iv) all corporate action required to be taken by the Assignor’s Board of Directors in order to authorize the Assignor to enter into this Agreement and any Ancillary Agreement to which Assignor is a party has been taken, and (v) as of immediately following the consummation of the transaction contemplated by this Agreement, the transaction contemplated by this Agreement does not constitute a sale, lease, conveyance, exchange, transfer or other disposition of all or substantially all of Summit’s assets.

11.
Security Deposits. Assignee covenants and agrees to remit to Assignor the amount of any security rental deposit(s) paid by Assignor prior to the date hereto under the Singular Genomics Sublease and Singular Genomics Sublicense (each such term as defined on Schedule 1(a)), in each case promptly upon any receipt thereof by Assignee.
12.
Notices. Any notice, request, instruction or other document required or permitted to be given under this Agreement by any Party to another Party will be in writing and will be given to such Party at its address set forth in Annex II attached to this Agreement or to such other address as the Party to whom notice is to be given may provide in a written notice to the Party giving such notice. Each such notice, request, or other communication will be effective (x) if given by certified mail, return receipt requested, with postage prepaid addressed as aforesaid, upon receipt (and refusal of receipt shall constitute receipt), (y) one Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, or (z) on the date sent if sent by electronic mail or facsimile transmission, receipt confirmed in each case, with a copy contemporaneously being sent pursuant to clauses (x) or (y) above.
13.
Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Assignor and the Assignee (or by any successor to such Party), or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.
14.
Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party to this Agreement; and, provided, further, that (a) the Assignee may assign any of its rights under this Agreement to any Affiliate; (b) the Assignee and its Affiliates may assign their rights under this Agreement to any of its financing sources as collateral security; and (c) the Assignee and its Affiliates may assign any of their rights under this Agreement in connection with any merger, restructuring, reorganization, change of control or sale of substantially all of the assets of the Assignee, any deemed liquidation event, as such term may be used from time to time in the certificate of incorporation of the Assignee, and other similar transactions.
15.
Governing Law; Consent to Jurisdiction. This Agreement will be governed by, and construed in accordance with, the law of the State of California without regard to the conflict of laws rules of such state. Each of the Parties hereby irrevocably consents and agrees that it shall exclusively bring any action, suit or proceeding with respect to any matter arising under or relating to this Agreement or any Ancillary Agreement or the subject matter hereof or thereof in the United States District Court of the Southern District of California (or if jurisdiction is not available in such court, then in a state court of the State of California sitting in San Diego, California). Each of the Parties hereby irrevocably accepts and submits, for itself and in respect of its properties, to the exclusive jurisdiction of the United States District Court of the Southern District of California (or if jurisdiction is not available in such court, then in a state court of the State of California sitting in San Diego, California), in personam, generally and unconditionally, with respect to any such action, suit or proceeding. Each of the Parties hereby irrevocably consents to the service of process in any such action, suit or proceeding in any such court by the mailing of a copy thereof by registered or certified mail, postage prepaid, to such party at the address specified in Section 12 for notices to such Party. In addition to or in lieu of any such service, service of process may also be made in any other manner permitted by applicable law. Each of the Parties hereby irrevocably and unconditionally waives any objection or defense which it may now or hereafter have to the laying of venue to any such action, suit or proceeding in the United States District Court of the Southern District of California (or if jurisdiction is not available in such court, then in a state court of the State of California sitting in San Diego, California) and hereby irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.
16.
WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS OR RESTATEMENTS HEREOF. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
17.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement, and the execution of a counterpart of the signature page to this Agreement shall be deemed the execution of a counterpart of this Agreement. The delivery of this Agreement may be made by facsimile or portable document format (pdf) or other electronic means, and such signatures shall be treated as original signatures for all applicable purposes.
18.
Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions of this Agreement.
19.
Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision and such invalid, illegal or unenforceable provision will be reformed, construed and enforced as if such provision had never been contained herein and there had been contained in this Agreement instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

The Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ASSIGNEE:		ASSIGNOR:

ASPEN BIOSCIENCES, INC.		SUMMIT FOR STEM CELL FOUNDATION

By:	/s/ Kim Puloma Kamdar	By:	/s/ Jenifer Raub
Name:	Kim Puloma Kamdar, Ph.D.	Name:	Jenifer Raub
Its:	Chief Executive Officer	Its:	Chief Executive Officer

ASSIGNOR:

MISSION EDGE SAN DIEGO

		By:	/s/ Justin Apger
		Name:	Justin Apger
		Its:	Chief Operating Officer

[Signature Page to Assignment and Assumption Agreement]

Annex I

Definitions

In addition to the terms defined elsewhere in this Agreement, the following capitalized terms have the following meanings when used herein:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Ancillary Agreements” shall mean this Agreement, the Restricted Stock Purchase Agreement, the Bill of Sale, the Landlord Consent and IP Assignment Agreements and the other documents, instruments and agreements to be entered into pursuant hereto and thereto.

“Bill of Sale” shall mean a bill of sale substantially in the form as set forth in Exhibit B for all of the Assets that are tangible personal property, duly executed by the Assignor, and such other good and sufficient instruments of conveyance, transfer and assignment as shall be necessary to vest Assignee good and valid title to the Assets free and clear of all Liens (except for Permitted Liens).

“Business Day” shall mean any day other than a Saturday or Sunday or a day on which the Federal Reserve Bank of California is closed.

“Contracts” shall mean contracts, leases and subleases, franchises, agreements, licenses, arrangements, commitments, letters of intent, memoranda of understanding, promises, obligations, rights, instruments, documents, indentures, mortgages, security interests, guarantees, and other similar arrangements whether written or oral.

“Fairness Opinion” shall mean a fairness opinion prepared by special legal counsel to the Assignor in substantially the attached hereto as Exhibit C.

“Governmental Authority” shall mean any federal, state, county, city, municipal, or other local or foreign government or any subdivision, authority, commission, board, bureau, court, administrative panel, or other instrumentality thereof.

“Intellectual Property Right” shall mean all trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade dress, copyrights, works of authorship, inventions (whether patentable or not), invention disclosures, industrial models, industrial designs, utility models, certificates of invention, designs, emblems and logos, trade secrets, manufacturing formulae, technical information, patents, patent applications, moral rights, mask work registrations, franchises, franchise rights, customer and supplier lists, and related identifying information together with the goodwill associated therewith, product formulae, product designs, product packaging, business and product names, slogans, rights of publicity, improvements, processes, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, as each of the foregoing rights may arise anywhere in the world, and all related technical information, manufacturing, engineering and technical drawings, know-how, and all pending applications and registrations of patents, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files, and other media on which any of the foregoing is stored, and other proprietary rights, in the case of each of the foregoing which is owned by the Assignor or used or held for use by such Person in connection with its respective business.

“IP Assignment Agreements” shall mean proprietary invention assignment agreements by and between Assignor and each of the Hired Employees, in form and substance reasonably acceptable to Assignee.

“Lien” shall mean with respect to any property or asset, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, charge, option, preemptive purchase right, easement, encumbrance, security interest, or other adverse claim of any kind in respect of such property or asset.

“Permit” shall mean all approvals, agreements, authorizations, permits, licenses, easements, orders, certificates, registrations, franchises, qualifications, rulings, waivers, variances or other form of permission, consent, exemption or authority issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

“Permitted Liens” shall mean Liens affecting the Real Property arising from easements, easement agreements, rights-of-way, restrictions, or minor title defects (whether or not recorded) that arise in the ordinary course of operation and that do not materially impair the use of the property subject thereto.

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, any Governmental Authority, or other entity or organization.

“Qualified Financing” shall mean the first equity financing consummated by Assignee on or after the Closing Date in which the Company sells and issues shares of Assignee’s capital stock to accredited investors, including at least one venture capital or institutional investor, in one transaction or a series of related transactions yielding gross proceeds to the Assignee of at least [***] (excluding the conversion of any convertible notes) in the aggregate.

“R&D Operations” shall mean the research and development and other operations conducted by Assignor as of immediately prior to the Closing Date at the Real Property or otherwise arising out of or related to the Assumed Contracts.

“Real Property” shall mean all real property subleased or sublicensed by Assignor pursuant to the Singular Genomics Sublease and Singular Genomics Sublicense.

“Tax” shall mean (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, social security, unemployment, sales, use, ad valorem, value added, margins, transfer, franchise, profits, license, payroll, employment, excise, severance, stamp, occupation, premium, real and personal property, environmental, or windfall profit tax, withholding on amounts paid to or by the Assignor or its Affiliates, custom, duty, or other tax, escheat of unclaimed funds or property, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount imposed by any Governmental Authority, (b) any liability of the Assignor or its Affiliates for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined, or unitary group, or being a party to any agreement or arrangement whereby liability of the Assignor or its Affiliates for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) any liability of the Assignor or its Affiliates for the payment of any amounts as a result of being a party to any tax sharing agreements or with respect to the

ii

payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

“Written Consent” shall mean a written consent of certain parties contemplated by the Singular Genomics Sublease and Singular Genomics Sublicense to the transactions contemplated by this Agreement substantially in the form attached hereto as Exhibit D.

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Annex II

Notices

To the Assignor:

[***]

To the Assignee:

[***]

Exhibits

Exhibit A – Restricted Stock Purchase Agreement

Exhibit B – Bill of Sale

Exhibit C – Fairness Opinion

Exhibit D – Written Consent

Schedules

Schedule 1(a) – Assumed Contracts

Schedule 1(b) – Personal Property

Schedule 6 – Hired Employees

ii

Schedule 1(a)

Assigned Contracts

1.
Exclusive License Agreement, dated July 27, 2018, by and between The Scripps Research Institute and Summit for Stem Cell Foundation.

[***]

Schedule 1(b)

Personal Property

[***]

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Schedule 6

Hired Employees

[***]

iii